SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                             Nabi Biopharmaceuticals
                                (Name of Issuer)

                          Common Stock, $0.10 Par Value
                         (Title of Class of Securities)

                                    629519109
                                 (CUSIP Number)

                                February 2, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                               (Page 1 of 9 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 629519109                 13G              Page 2 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            HARVEST MANAGEMENT, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,147,755 (including 391,705 shares underlying convertible bonds)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,147,755 (including 391,705 shares underlying convertible bonds)
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3,147,755 (including 391,705 shares underlying convertible bonds)
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                         5.3%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                          IA
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629519109                 13G              Page 3 of 9 Pages

-----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) JAMES MORGAN RUTMAN
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES OF AMERICA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,147,755 (including 391,705 shares underlying convertible bonds)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,147,755 (including 391,705 shares underlying convertible bonds)
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    3,147,755 (including 391,705 shares underlying convertible bonds)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                         5.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                          IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629519109                  13G               Page 4 of 9 Pages

-----------------------------------------------------------------------------
     (1) NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) NATHANIEL BOHRER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES OF AMERICA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                          0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,147,755 (including 391,705 shares underlying convertible bonds)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,147,755 (including 391,705 shares underlying convertible bonds)
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                    3,147,755 (including 391,705 shares underlying convertible bonds)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                         5.3%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                          IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629519109                 13G              Page 5 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE
            PERSONS (ENTITIES ONLY)
            MARJORIE GOCHBERG KELLNER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES OF AMERICA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                           0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,147,755 (including 391,705 shares underlying convertible bonds)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,147,755 (including 391,705 shares underlying convertible bonds)
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    3,147,755 (including 391,705 shares underlying convertible bonds)
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         5.3%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                          IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 629519109                13G              Page 6 of 9 Pages

Item 1(a).     Name of Issuer:
               Nabi Biopharmaceuticals (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               5800 Park of Commerce Boulevard N.W.

               Boca Raton, FL 33487

Item 2(a).     Name of Person Filing:

               The names of the persons filing this Schedule 13G are Harvest Management, L.L.C. ("Harvest Management"), James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner (collectively, the "Reporting Persons"). Harvest Management is filing this Schedule 13G with respect to the shares of common stock of the Issuer (the "Shares") beneficially owned by the following accounts under its management, which Harvest Management may be deemed to beneficially own: 581,917 Shares (including 81,707 Shares underlying convertible bonds) beneficially owned by Harvest Capital, L.P.; 1,184,101 Shares (including 166,346 Shares underlying convertible bonds) beneficially owned by Harvest Offshore Investors Ltd.; 81,575 Shares (including 10,475 Shares underlying convertible bonds) beneficially owned by CL Harvest, LLC; 99,709 Shares (including 13,827 Shares underlying convertible bonds) beneficially owned by Harvest AA Capital, L.P.; 170,942 Shares (including 17,249 Shares underlying convertible bonds) beneficially owned by New Americans, L.L.C.; and 1,029,510 Shares (including 101,470 Shares underlying convertible bonds) beneficially owned by TE Harvest Portfolio, Ltd. James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner are each principals of Harvest Management and thus may be deemed to beneficially own the Shares beneficially owned by Harvest Management.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               Each of the Reporting Persons has a business address at: c/o Harvest Management, L.L.C., 600 Madison Avenue, 11th Floor, New York,
New York 10022.

Item 2(c).     Citizenship:

               Harvest Management is a Delaware limited liability company. Each of James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).    CUSIP Number: 629519109

CUSIP No. 629519109                13G              Page 7 of 9 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.   Ownership.

          The following sets forth the ownership information for each Reporting
Person:

          (a) Amount beneficially owned: 3,147,755 (including 391,705 shares underlying convertible bonds)
          (b)  Percent of class: 5.3%
          (c)  Number of shares as to which each Reporting Person has:
                 (i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote:
                                      3,147,755 (including 391,705 shares
                                      underlying convertible bonds)
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the
                     disposition:  3,147,755 (including 391,705 shares
                                         underlying convertible bonds)

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

CUSIP No. 629519109                13G              Page 8 of 9 Pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
            Not Applicable

Item 8.     Identification and Classification of Members of the Group.
            Not Applicable

Item 9.     Notice of Dissolution of Group.
            Not Applicable

CUSIP No. 629519109                13G              Page 9 of 9 Pages


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 10, 2006


                                  HARVEST MANAGEMENT, L.L.C.

                                  By:  /S/  MARJORIE GOCHBERG KELLNER
                                       ------------------------------------
                                       Name: Marjorie Gochberg Kellner
                                       Title: Managing Member


                                  /S/ JAMES MORGAN RUTMAN
                                  -----------------------------
                                  JAMES MORGAN RUTMAN


                                  /S/ NATHANIEL BOHRER
                                  -----------------------------
                                  NATHANIEL BOHRER


                                  /S/MARJORIE GOCHBERG KELLNER
                                  -----------------------------
                                  MARJORIE GOCHBERG KELLNER